UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 9, 2014

GTx, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-50549 (Commission File Number)	62-1715807 (I.R.S. Employer Identification No.)

175 Toyota Plaza 7th Floor Memphis, Tennessee (Address of principal executive offices)	38103 (Zip Code)

Registrant’s telephone number, including area code: (901) 523-9700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 9, 2014, GTx, Inc. (the “Company”) and James T. Dalton, Ph.D., the Company’s Vice President, Chief Scientific Officer, entered into a consulting agreement (the “Consulting Agreement”) pursuant to which Dr. Dalton will provide certain consulting services to the Company following his resignation from the Company on August 31, 2014. The Consulting Agreement, which will become effective on September 1, 2014, provides for a monthly consulting fee of $4,000 payable to Dr. Dalton and provides that all stock options granted to Dr. Dalton by the Company prior to September 1, 2014 will continue to vest during the term of the Consulting Agreement. Following the termination of the Consulting Agreement, Dr. Dalton will have the ability to exercise all vested stock options during the one-year period following the Consulting Agreement termination date (subject in each case to the earlier expiration of the original term of the applicable stock option), provided that this post-termination exercise period may be reduced to 90 days following the termination of the Consulting Agreement should Dr. Dalton breach certain provisions of the Consulting Agreement, including certain confidentiality and non-competition provisions. The term of the Consulting Agreement will commence on September 1, 2014 and will continue for a period of one year (unless terminated earlier for cause) and will thereafter continue until terminated by either party for any reason.  The foregoing is only a brief description of the material terms of the Consulting Agreement, does not purport to be complete, and is qualified in its entirety by reference to the Consulting Agreement that will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarterly period ending June 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTx, Inc.

Date: June 11, 2014	By:	/s/ Henry P. Doggrell
Name: Henry P. Doggrell
Title: Vice President, Chief Legal Officer and Secretary